Exhibit (a)(31)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

TCW FUNDS, INC.

TCW FUNDS, INC. a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, having its principal office in the State of Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Incorporation are hereby amended to rename the following classes or series of the Corporation: (i) TCW Conservative LifePlan Fund is hereby renamed TCW Conservative Allocation Fund; (ii) TCW Moderate LifePlan Fund is hereby renamed TCW Moderate Allocation Fund; (iii) TCW Aggressive LifePlan Fund is hereby renamed TCW Aggressive Allocation Fund; and (iv) TCW Diversified Value Fund is hereby renamed TCW Relative Value Large Cap Fund.

SECOND: The amendment was approved by a majority of the entire Board of Directors of the Corporation and that the amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

IN WITNESS WHEREOF, TCW Funds, Inc. has caused these Articles Supplementary to be executed by its Senior Vice President and witnessed by its Secretary on this 27th day of February 2009. The President of the Corporation acknowledges that the Articles Supplementary are the act of the Corporation, that to best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

TCW Funds, Inc.

By:	/s/ Ronald R. Redell
Ronald R. Redell
President

ATTEST:	/s/ Philip K. Holl
Philip K. Holl
Secretary